Exhibit 10.104

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT (this “Amendment”) dated as of May 8, 2001, is to the Purchase and Sale Agreement, dated as of November 25, 1997 and amended by the First Amendment thereto dated as of July 22, 1999 and by the Second Amendment thereto dated as of November 9, 2000 (the “Purchase Agreement”) between SPIRIT OF AMERICA NATIONAL BANK, a national banking association (“Spirit”), as Seller, and CHARMING SHOPPES RECEIVABLES CORP. (“CSRC”), as Purchaser. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned in the Purchase Agreement.

W I T N E S S E T H:

WHEREAS, Spirit and CSRC have entered into the Purchase Agreement pursuant to which Spirit transfers Receivables to CSRC from time to time;

WHEREAS, CSRC is a party to the Second Amended and Restated Pooling and Servicing Agreement, dated as of November 25, 1997 (as amended by the First Amendment thereto dated as of June 22, 1999, and as amended as of the date hereof, the “Pooling and Servicing Agreement”), among Spirit, CSRC and First Union National Bank, as Trustee (in such capacity, the “Trustee”), pursuant to which CSRC transfers Receivables to the Trust from time to time; and

WHEREAS, Spirit and CSRC desire to amend the Purchase Agreement in certain respects as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendment. Section 2.5(a) of the Purchase Agreement is hereby amended in its entirety to read in full as set forth below:

“(a) On any day of any Due Period, if so requested by Seller, and if such request is permitted under Section 2.7 of the Pooling and Servicing Agreement, the Purchaser shall require the reassignment to it, which the Purchaser shall reassign to a Person designated by the Seller, of all the Purchaser’s and the Trustee’s right, title and interest in, to and under the Receivables then existing and thereafter created, all monies due or to become due with respect thereto, all Collections, all Recoveries, rights, remedies, powers and privileges with respect to such Receivables, and all proceeds of the foregoing with respect to the Accounts designated by the Purchaser (the “Removed Accounts”), upon satisfaction of the following conditions:

(i) the removal of any Receivables of any Removed Accounts on any Removal Date shall not, in the reasonable belief of the Seller, (A) cause an Early Amortization Event to occur; or (B) result in the failure of the Purchaser to make any payment specified in the related Supplement or Receivables Purchase Agreement with respect to any Series;

(ii) on or prior to the Removal Date, the Seller shall have delivered to the Purchaser and the Trustee (with a copy to each Purchaser Representative) (A) for execution, a written assignment in substantially the form of Exhibit C (the “Reassignment”), and (B) a computer file or microfiche or written list containing a true and complete list of all Removed Accounts identified by account number and the aggregate amount of the Receivables in such Removed Accounts as of the Removal Cut Off Date specified therein, which computer file or microfiche or written list shall as of the Removal Date modify and amend and be made a part of this Agreement;

(iii) the Seller shall represent and warrant as of each Removal Date that (x)(i) Accounts (or administratively convenient groups of Accounts, such as billing cycles) were chosen for removal randomly or otherwise not on a basis intended to select particular Accounts or groups of Accounts for any reason other than administrative convenience and (ii) no selection procedure was used by the Seller which is materially adverse to the interests of the Investor Certificateholders or any Receivables Purchasers or any Enhancement Provider or (y) Accounts were selected because of a third-party cancellation, or expiration without renewal, of an affinity or private-label arrangement;

(iv) the Seller shall have provided to the Purchaser such information, certificates, opinions and other materials as are reasonably necessary to enable the Purchaser to satisfy its obligations under Section 2.7 of the Pooling and Servicing Agreement with respect to such Removed Accounts;

(v) the Seller shall have delivered to the Purchaser, the Trustee, each Purchaser Representative and each Enhancement Provider an Officer’s Certificate confirming the items set forth in clauses (i) through (iii) above. The Trustee may conclusively rely on such Officer’s Certificate, shall have no duty to make inquiries with regard to the matters set forth therein and shall incur no liability in so relying;

(vi) after giving effect to such removal, the Seller Interest (as defined in the Pooling and Servicing Agreement) shall be greater than or equal to zero; and

(v) no Early Amortization Event shall have occurred with respect to any Series.

Upon satisfaction of the above conditions, the Purchaser shall execute and deliver the Reassignment to the Person designated by the Seller, and the Receivables from the Removed Accounts shall no longer be considered Receivables hereunder.

Seller shall pay the Purchaser, for each Receivable arising in the Removed Accounts, a reassignment price equal to the Outstanding Balance of such Receivable. Such payment shall be made in cash in immediately available funds and shall be made by Seller’s deposit to the Collection Account no later than the effectiveness of such Reassignments.”

SECTION 2. Amendment Date. This Amendment shall become effective upon the date (the “Amendment Date”) on which Spirit shall have received executed counterpart signatures pages of this Amendment from each of the parties hereto and on which the Second Amendment to the Pooling and Servicing Agreement shall become effective.

SECTION 3. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 4. Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

SECTION 5. Ratification of the Purchase Agreement. From and after the Amendment Date, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and references to the Purchase Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith, shall, in each case, mean and be a reference to the Purchase Agreement as amended hereby. Except as otherwise amended by this Amendment, the Purchase Agreement shall continue in full force and effect and is hereby ratified and confirmed.

SECTION 6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

SPIRIT OF AMERICA NATIONAL BANK, as Seller

By:	/s/ Kirk R. Simme
Name:	Kirk R. Simme
Title:	President

CHARMING SHOPPES RECEIVABLES CORP., as Purchaser

By:	/s/ Kirk R. Simme
Name:	Kirk R. Simme
Title:	Vice President